Exhibit 5.1

Graubard Miller The Chrysler Building 405 Lexington Avenue New York, N.Y. 10174-1101 (212) 818-8800
facsimile		direct dial number
(212) 818-8881

June 27, 2016

Long Island Iced Tea Corp.

116 Charlotte Avenue

Hicksville, NY 11801

Re:	Long Island Iced Tea Corp.

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale by Long Island Iced Tea Corp., a Delaware corporation (the “Company”), of up to 1,538,462 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share, pursuant to the Registration Statement on Form S-1 (File No. 333-210669) (the “Registration Statement”) initially filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on April 8, 2016, as amended. We understand that the Shares are to be sold to the public through Network 1 Securities, Inc. as selling agent on a “best efforts” basis as described in the Registration Statement and pursuant to a selling agent agreement to be entered into by and among the Company and the selling agent (the “Selling Agent Agreement”), in substantially in the form filed as an exhibit to the Registration Statement, and subscription agreements to be entered into by and between the Company and each purchaser (the “Subscription Agreements”), in substantially the form included as an exhibit to the Selling Agent Agreement.

In connection with this opinion, we have examined and relied upon the Registration Statement and originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. With your consent, we have relied upon certificates and other assurances of officers of the Company as to factual matters without having independently verified such factual matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Long Island Iced Tea Corp.

June 27, 2016

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the federal laws of the United States and the Delaware General Corporation Law, as amended. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, when the Shares to be issued and sold by the Company are issued and paid for in accordance with the Registration Statement and the terms of the Selling Agent Agreement and Subscription Agreements, such Shares will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Graubard Miller